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                                                                   EXHIBIT 10.34


                         FIRST AMENDMENT TO OFFICE LEASE

     This First Amendment made this 14th day of November 2000 by and between 417 NORTH EIGHTH STREET ASSOCIATES, a Pennsylvania limited partnership (hereinafter called "Landlord") and I-FRONTIER CORP., a Pennsylvania corporation (hereinafter called "Tenant").

                              W I T N E S S E T H:

     Landlord and Tenant entered into an Office Lease dated January 7, 2000 ("Lease") for 19,030 rentable square feet ("Demised Premises") which constitutes all of the rentable square feet on the second floor of the commercial/office building ("Building") known as 417 North 8th Street, Philadelphia, Pennsylvania.

     The Lease provided for the Demised Premises to be occupied in a First Phase of 15,509 rentable square feet and a Second Phase of 3,522 rentable square feet. The Lease provided for the Second Phase to commence on a date ("Second Commencement Date") which would be 360 days after the Commencement Date for the First Phase space ("First Commencement Date").

     Notwithstanding the aforesaid Lease provisions, the First Commencement Date occurred on April 1, 2000 and the Second Commencement Date occurred on September 15, 2000. The Lease provided that the First Phase Space would have term of six years and the Second Phase would have a term of five years. It

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rate of $313,064.50. Landlord and Tenant agree that there is no further obligation on the part of Landlord to Tenant pursuant to the provisions of
Section 36 of the Office Lease as they may pertain to the Third Phase Space.

     4. Increases in Taxes and Certain Operating Expenses. As of the Third Commencement Date, Section 4(a)(ii) shall be amended by changing the number 19,030 to 26,855 and the percentage 20.77% shall be changed to 29.31%. The Base Year for operating expenses for the Third Phase shall be the calendar year 2000. Tenant shall pay its Tax Share for the Third Phase of the excess, if any, of Taxes for each calendar year within the term over the Taxes for the year 2000.
Section 4(a)(v)(F) shall be amended by deleting the language "real estate taxes" and substituting therefore the word "Taxes".

     5.   Improvement of the Demised Premises.
          (a) Tenant's Plans. Landlord will prepare at its expense complete and final architectural drawings and specifications ("Third Phase Tenant Improvement Plans") for the construction and finishing of the Third Phase of the Demised Premises for Tenant's occupancy ("Third Phase Tenant Work").
          (b) Landlord to Perform Work; Substantial Completion Date. Landlord shall cause the Third Phase Tenant Work to be completed in accordance with the standards set forth in the Lease. Landlord shall insure that Substantial Completion with respect to the Third Phase Tenant Work has occurred no later than 60 calendar days after Tenant delivers to Landlord the Third Phase Improvement Plans (subject to the provisions of the Lease permitting delay due to certain causes). Notwithstanding the foregoing, the term of the Third Phase shall commence as

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provided in Section 2 hereof whether plans or construction are complete by the
Third Commencement Date. However, should Substantial Completion not have occurred within the 60 days set forth above (subject to allowable delays) rent for the Third Phase Space shall abate from the 60th day until the date on which Substantial Completion has occurred. This shall be Tenant's sole remedy for such delay. Landlord makes no warranty that plans will be complete by any particular date. The punch list requirements of the Lease shall apply to the Third Phase Tenant Work.
          (c) Charges for Work. The cost of all work and materials performed, furnished or installed as a part of the Third Phase Tenant Work shall be paid for by Landlord up to the sum of $176,650 ("Allowance"). In addition to the Tenant Work, Landlord will provide its building standard HVAC system in the Third Phase Space. To the extent that Tenant wishes to install upgrades to such system, the cost of such upgrades and any engineering cost to design such upgrades shall be at the sole cost and expense of Tenant. The Allowance includes $4,500 for Landlord's fifty percent (50%) share of the demolition cost. Tenant is obligated to pay up a maximum amount of $4,500 for its fifty percent (50%) share of the demolition cost.
          (d) Section 5(e) shall be amended by deleting the words "and Third" from the third line thereof.

     6. Brokers. Tenant and Landlord represent and warrant to each other that they have not dealt with any broker or agent in the negotiating for or the obtaining of this Lease other than The Flynn Company and M.S. Fox Real Estate Group, Inc. for whose commissions Landlord shall be solely responsible, and each agrees to indemnify and hold harmless the other from any and all

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cost or liability for compensation claimed by any broker or agent employed by it or claiming to have engaged by it in connection with this First Amendment to Office Lease.

     7. Subletting and Assigning. Tenant may sublet all or part of the Third Phase separately from the First and Second Phases (which only may be sublet as an entirety). The First and Second Phases may be sublet in part only if Landlord is unable to accommodate the future space needs of Tenant.

     8. Confession of Judgment. Section 15 shall be amended by deleting in line 4 the language "five days after the same is required to be paid" and replacing it with the language "ten (10) days after written notice by Landlord to Tenant".

     9. Fire or Other Casualty. The following language shall be added at the end of Section 10:
          "If Landlord commences restoration and the restoration is not completed within 300 days following the date of casualty, Tenant shall have the right to terminate this Lease by notice to Landlord given within 15 days after the expiration of the 300 days, provided that such notice is given prior to the time when the restoration is completed."

     10. Security Deposit. The security deposit under Section 33 of the Office Lease shall be increased from $34,571.17 to $52,177.42.

     11. Parking. As of the Third Phase Commencement Date, Section 35 of the Lease shall be amended to change the word "nineteen" to the words "twenty four". While Landlord is not a

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party to such agreement, Landlord is aware that Tenant has an arrangement with
SNC Enterprises, Inc. with respect to its parking spaces. Subject to that arrangement, the parking spaces leased by Tenant shall be reserved for use only by Tenant.

     12. Option to Renew. Section 38(a)(ii) of the Lease shall be amended to provide that the minimum annual rent for the additional three years for the Third Phase space shall be $14.72 per rentable square foot in the Demised Premises. Accordingly, the minimum annual rent for the Third Phase in the extended period shall be $115,184.00 and the minimum annual rent for the entire Demised Premises in the extended period shall be $343,384.00.

     13. Expansion Rights. There is a demised space on the fifth floor of the Building which contains 3,361 rentable square feet of floor area ("First Option Space"). There is another demised space on the fifth floor of the Building which contains 5,529 rentable square feet of floor area ("Second Option Space"). Both the First Option Space and Second Option Space are currently occupied by tenants whose leases expire June 30, 2001 and July 1, 2001 respectively. Landlord agrees to offer the First Option Space to Tenant not before March 1, 2001 for a rent commencement 60 days after June 30, 2001. The offer shall contain all of the terms of the proposed lease and Tenant shall have 15 days from receipt of the notice to accept the offer. If the offer is not accepted, Landlord shall be free to lease the First Option Space on terms not substantially different than the terms set forth in the offer. Landlord agrees to offer the Second Option Space to Tenant not later than May 1, 2001 for a rental commencement 60 days after July 1, 2001. However,

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Landlord will ask the existing tenant of the Second Option Space prior to May 1,
2001 if it wishes to extend the term of its Lease to July 1, 2002 and if it agrees to extend to July 2002, Landlord will offer the Second Option Space to Tenant not before May 1, 2002 (instead of May 1, 2001) for a rental commencement 60 days after July 1, 2001. The offer shall contain all of the terms of the proposed lease and Tenant shall have 15 days from receipt of the notice to accept the offer. If the offer is not accepted, Landlord shall be free to lease the Second Option Space on terms not substantially different than the terms set forth in the offer. The expansion rights herein set forth are dependent on the existing tenants vacating their spaces promptly at the end of their lease terms. Should this not occur, the dates for rent commencement shall be extended until 60 days after the date when Tenant can have access to such spaces to perform tenant improvements.

     14.  Notices. Section 19 shall be amended by deleting:

          Robert J. Borghese
          Borghese Law Firm
          1515 Market Street, 9th Floor
          Philadelphia, PA 19102

          and adding in its place:

          Wolf Block Schorr & Solis-Cohen
          1650 Arch Street, 22nd Floor
          Philadelphia, PA 19103
          Attn:  John S. Roberts, Jr., Esquire

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     15.  Access.   Section 8(b) shall be amended by adding an new sentence to that Section as follows: "If requested by Tenant, Landlord shall permit a representative of Tenant to accompany Landlord in connection with any entry by Landlord into the Demised Premises".

     16. Entire Agreement. Except as herein above provided, the Lease is hereby ratified and confirmed. In the event of any conflict between this First Amendment and the Lease and/or any prior amendments, this First Amendment shall control

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Office Lease the day and year first above written.


                                 I-FRONTIER CORP.
Corporate Seal
                                 BY: /s/ Bradley Aronson
                                     -------------------------------------------
                                        President

                                 Attest:/s/ Christina Smith
                                        ----------------------------------------

                                 417 NORTH 8TH STREET ASSOCIATES
                                 By P & A Associates, its sole
                                 general partner

                                 By: /s/ Peter Shaw
                                       General Partner

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